CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bigfoot Project Investment, Inc.

We consent to the inclusion in the foregoing form S-1 of Bigfoot Project Investment, Inc. (the “Company”) of our report dated November 13, 2015, relating to our audit of the Balance Sheet of Bigfoot Project Investment, Inc. (the “Company”) as of July 31, 2015 and the related statement of operations, stockholders' deficit and cash flows for the year then ended.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

February 9, 2016